Exhibit 8.1

Loeb & LoebLLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

September 8, 2023

Brilliant Acquisition Corporation
99 Dan Ba Road, C-9, Putuo District,
Shanghai, Peoples Republic of China
Attn: Dr. Peng Jiang

Re:	Registration Statement of Brilliant Acquisition Corporation

Ladies and Gentlemen:

We have acted as United States counsel to Brilliant Acquisition Corporation, a company incorporated in the British Virgin Islands as a business company, (“Brilliant”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, Agreement and Plan of Merger, dated as of February 22, 2022 (as amended and restated on June 23, 2023, and as may be further amended and supplemented, the “Merger Agreement”), by and between Nukkleus Inc, a Delaware Corporation (“Nukkleus”), BRIL Merger Sub, Inc. (“Merger Sub”) and Brilliant, pursuant to which Brilliant will continue out of the British Virgin Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Domestication”), following which, Merger Sub, a wholly-owned subsidiary of Brilliant and a party to the Merger Agreement, will merge with and into Nukkleus, with Nukkleus surviving the merger as a wholly-owned subsidiary of Brilliant (the “Merger”) (collectively, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Brilliant Acquisition Corporation on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on July 24, 2023 (Registration Number 333-273401) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Brilliant Securities.”

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Brilliant Acquisition Corporation September 8, 2023 Page 2

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Brilliant under the caption “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of Brilliant Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP